EXHIBIT 23.1


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Haskell& White LLP
CERTIFIED PUBLIC ACCOUNTANTS
4901 Birch Street
Newport Beach, California 92660
Telephone (714) 833-8312
Fax (714) 833-9421
Internet: vww..hwcpa.com


                                   CONSENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement of Play Co. Toys & Entertainment Corp. on Form S-8 of our report dated May 13, 1997, except for the last two sections of Note 15 which are as of June 10, 1997, and the last paragraph of Note 9 which is as of June 20, 1997 appearing in the Annual Report on Form 10-KSB of Play Co. Toys & Entertainment Corp. for the year ended March 31, 1997.



/s/ HASKELL & WHITE LLP

Newport Beach, California
March 27, 1998